US Ecology, Inc. Announces First Quarter 2010 Results

Reaffirms 2010 Earnings Guidance

BOISE, ID -- (Marketwire - April 27, 2010) - US Ecology, Inc. (formerly known as American Ecology Corporation) (NASDAQ: ECOL) ("the Company") today reported results for the first quarter ended March 31, 2010. Net income was $1.8 million, or $0.10 per diluted share, for the first quarter of 2010, down from net income of $3.6 million, or $0.20 per diluted share, in the first quarter last year. Operating income for the first quarter of 2010 was $3.0 million compared to $6.0 million for the first quarter of 2009. For the 20th consecutive quarter, all four of the Company's disposal facilities were profitable.

Revenue for the first quarter of 2010 was $19.5 million, down from $35.0 million in the same quarter last year. This reflects declines in both transportation revenue and treatment and disposal revenue primarily due to the completion of the four-year Honeywell International Jersey City ("Honeywell Jersey City") project in early October of 2009. Excluding the Honeywell Jersey City project, which contributed $15.4 million in total revenue during the first quarter of 2009, revenue would have been relatively flat year over year.

"Base" business revenue (revenue from recurring waste streams) declined 8% in the first quarter of 2010 compared to the same quarter last year on decreased shipments from refinery and other industry customers. "Event" remediation revenue (revenue from discrete projects) declined 32% in the first quarter of 2010 over the same quarter last year due to the completion of the Honeywell Jersey City project in 2009. Excluding the Honeywell Jersey City project, Event revenue would have increased by 18% year over year. Our Texas thermal recycling service contributed $2.5 million in revenue from a combination of Base and Event business in the first quarter of 2010, down 10% from the $2.8 million generated in the first quarter of 2009. This reduction was due to a decline in average selling price, which was partially offset by a 10% increase in volumes during the first quarter of 2010 compared to the same quarter last year. Total volumes disposed at our Idaho, Nevada and Texas waste facilities (including thermal services) were 119,000 tons in the first quarter of 2010, down 44% from the 213,000 tons in the first quarter of 2009, which included 87,000 tons from the Honeywell Jersey City project.

Gross profit was $6.6 million in the first quarter of 2010, down from $9.5 million reported in the first quarter of 2009. Gross profit as a percentage of total revenue ("gross margin") was 33.6% for the first quarter of 2010 as compared with 27.3% in the same quarter last year. This gross margin improvement reflects lower pass-through transportation and logistics services being offered in the first quarter of 2010 as compared to the prior year, which was heavily weighted with transportation associated with the Honeywell Jersey City Project. Gross margin was unfavorably impacted by reduced operating leverage from lower disposal volumes, lower utilization of our railcar fleet and continued pricing pressure on our thermal recycling services.

Selling, general and administrative ("SG&A") expense for the first quarter of 2010 was $3.6 million, or 18.3% of revenue, as compared to $3.6 million, or 10.2% of revenue, in the same quarter last year. SG&A includes a $423,000 charge which is an estimate for a proposed fine assessed by one of our regulators for the periods 2005 to 2008. When this charge is excluded, total SG&A expenses were lower in absolute dollars for the first quarter of 2010 compared to the same quarter last year reflecting reduced sales commissions, labor and benefits and other overhead expenses from ongoing cost control initiatives.

Our effective income tax rate for the first quarter of 2010 was 41.5% as compared with 39.8% in the first quarter of 2009. This increase reflects the charge associated with the estimated fine proposed by one of our regulators that is not deductible for income taxes purposes.

At March 31, 2010, we had $34.1 million of cash, cash equivalents and short-term investments on hand, with $11.0 million of our $15.0 million line of credit unused. The $4.0 million balance covers a standby letter of credit providing collateral for financial assurance for future closure and post-closure obligations. We had no outstanding borrowings during the quarter or at the quarter ending March 31, 2010.

"Our overall business was similar to what we saw in the fourth quarter of 2009, although we experienced declines when compared to the first quarter last year," commented Chief Financial Officer, Jeff Feeler. "As expected, our Event Business was impacted as a result of the completed Honeywell Jersey City project. We estimate that the Honeywell Jersey City project contributed approximately $0.06 per share of earnings in the first quarter of 2009 that was not replaced in 2010. Our non-Honeywell Event business revenue was up almost 18% as compared with the same quarter last year. However, our Base business, while relatively flat with the fourth quarter, was lower than the same period last year consistent with the lag in our business to industrial production levels," Feeler concluded.

2010 Outlook

"While general economic conditions in first quarter of 2010 remained challenging, we did not see sequential deterioration in the overall business from the fourth quarter of 2009," commented President and Chief Executive Officer, Jim Baumgardner. "On a positive note, we are seeing increased bidding activity in markets we serve, as previously deferred clean-up projects come back to market."

"The first quarter of 2010 was largely consistent with our expectations and we are on track to achieve our previously issued full year guidance range of $0.57 to $0.67 per diluted share for 2010, which represents a 10% to 29% growth in core earnings over 2009 levels after excluding the earnings impact of the Honeywell Jersey City project and non-recurring insurance proceeds. Our focus remains on executing our organic growth strategy, and acquiring strategically aligned assets at the right price," Baumgardner concluded.

Dividend

On April 1, 2010 the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on April 16, 2010. This $3.3 million dividend was paid on April 23, 2010 using cash on hand.

Conference Call

US Ecology, Inc. will hold an investor conference call on Tuesday, April 27, 2010 at 10 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing (866) 700-6293 or (617) 213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through May 4, 2010 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 99785873. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., (formerly known as American Ecology Corporation) through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste broker / aggregators. Headquartered in Boise, Idaho, the Company is the oldest one of the nation's oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2010 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2009 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws and regulations, market conditions and production rates for the thermal recycling service at our Texas facility, our ability to replace business from completed Honeywell Jersey City project, access to cost effective transportation services, access to insurance and other financial assurances, loss of key personnel, lawsuits, adverse economic conditions including a tightened credit market, the timing or level of government funding or competitive conditions, incidents that could limit or suspend specific operations, our ability to perform under required contracts, our willingness or ability to pay dividends and our ability to integrate any potential acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                             US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                               (unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                    ----------------------
                                                       2010        2009
                                                    ----------  ----------

Revenue                                             $   19,540  $   34,965
Direct operating costs                                  10,285      11,245
Transportation costs                                     2,680      14,174
                                                    ----------  ----------

Gross profit                                             6,575       9,546

Selling, general and administrative expenses             3,567       3,573
                                                    ----------  ----------
Operating income                                         3,008       5,973

Other income (expense):
  Interest income                                           14          48
  Interest expense                                          (1)         (1)
  Other                                                     41          33
                                                    ----------  ----------
    Total other income                                      54          80

Income before income taxes                               3,062       6,053
Income tax expense                                       1,272       2,409
                                                    ----------  ----------
Net income                                          $    1,790  $    3,644
                                                    ==========  ==========

Earnings per share:
  Basic                                             $     0.10  $     0.20
  Diluted                                           $     0.10  $     0.20

Shares used in earnings per share calculation:
  Basic                                                 18,163      18,143
  Diluted                                               18,185      18,176

Dividends paid per share                            $     0.18  $     0.18
                                                    ==========  ==========

                             US ECOLOGY, INC.
                       CONSOLIDATED BALANCE SHEETS
                             (in thousands)
                              (unaudited)

                                                    March 31,  December 31,
                                                      2010         2009
                                                    ----------  ----------
Assets

Current Assets:
  Cash and cash equivalents                         $   32,706  $   31,347
  Short-term investments                                 1,383       1,395
  Receivables, net                                      13,739      16,302
  Prepaid expenses and other current assets              1,200       1,752
  Deferred income taxes                                    252          41
                                                    ----------  ----------
    Total current assets                                49,280      50,837

Property and equipment, net                             68,341      67,485
Restricted cash                                          4,796       4,800
Other assets                                               509         540
                                                    ----------  ----------
Total assets                                        $  122,926  $  123,662
                                                    ==========  ==========

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                                  $    2,956  $    4,264
  Deferred revenue                                       1,489       1,353
  Accrued liabilities                                    4,550       4,150
  Accrued salaries and benefits                          1,396       1,735
  Income tax payable                                     1,099         201
  Current portion of closure and post-closure
   obligations                                           1,366         293
  Current portion of capital lease obligations              11          11
                                                    ----------  ----------
    Total current liabilities                           12,867      12,007

Long-term closure and post-closure obligations          12,184      13,070
Long-term capital lease obligations                          7          10
Deferred income taxes                                    5,457       5,077
                                                    ----------  ----------
    Total liabilities                                   30,515      30,164

Contingencies and commitments

Stockholders' Equity
  Common stock                                             183         183
  Additional paid-in capital                            61,301      61,459
  Retained earnings                                     32,966      34,446
  Treasury stock                                        (2,039)     (2,590)
                                                    ----------  ----------
    Total stockholders' equity                          92,411      93,498
                                                    ----------  ----------
Total liabilities and stockholders' equity          $  122,926  $  123,662
                                                    ==========  ==========

                             US ECOLOGY, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in thousands)
                               (unaudited)

                                                     For the three months
                                                        Ended March 31,
                                                    ----------------------
                                                       2010        2009
                                                    ----------  ----------
Cash Flows From Operating Activities:
  Net income                                        $    1,790  $    3,644
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation, amortization and accretion             1,792       2,286
    Deferred income taxes                                  169         240
    Stock-based compensation expense                       393         218
    Net loss (gain)  on sale of property and
     equipment                                              48         (34)
    Investment premium amortization                         12           -
    Changes in assets and liabilities:
      Receivables, net                                   2,563       5,213
      Income tax receivable                                  -       2,452
      Other assets                                         583         121
      Accounts payable and accrued liabilities          (1,236)     (1,722)
      Deferred revenue                                     136         477
      Accrued salaries and benefits                       (339)     (1,202)
      Income tax payable                                   898           -
      Closure and post-closure obligations                 (83)       (148)
                                                    ----------  ----------
        Net cash provided by operating activities        6,726      11,545

Cash Flows From Investing Activities:
    Purchases of property and equipment                 (2,114)     (2,661)
    Proceeds from sale of property and equipment            16          42
    Restricted cash                                          4          (8)
                                                    ----------  ----------
        Net cash used in investing activities           (2,094)     (2,627)

Cash Flows From Financing Activities:
    Dividends paid                                      (3,270)     (3,267)
    Stock repurchases                                        -          (2)
    Other                                                   (3)         (1)
                                                    ----------  ----------
        Net cash used in financing activities           (3,273)     (3,270)

Increase in cash and cash equivalents                    1,359       5,648

Cash and cash equivalents at beginning of period        31,347      18,473
                                                    ----------  ----------
Cash and cash equivalents at end of period          $   32,706  $   24,121
                                                    ==========  ==========

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com